Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

ROBERT LEE NAMED TO
CORINTHIAN’S BOARD OF DIRECTORS

SANTA ANA, California, November 1, 2006 — Corinthian Colleges, Inc. (NASDAQ: COCO) has appointed Robert “Bob” Lee to serve as a Class II member of Corinthian’s board of directors. This appointment increases the board to eight members, six of whom are non-employee directors. Lee has also been nominated and is expected to stand for election for a three-year term at the company’s annual stockholders’ meeting expected to occur in January 2007.

Lee, 58, joins Corinthian’s board after a long and distinguished career with Pacific Bell (PacBell). At the time of his retirement in 1998, Lee was a corporate executive vice president and president of business communications services. In that role, he was responsible for an operation that generated $3 billion in annual revenue, served one million customers and had 15,000 employees. During his 26-year career at PacBell, Lee served in a variety of senior marketing and general management positions.

“Bob brings vision, experience and expertise, particularly in the areas of customer service and marketing,” said David G. Moore, Corinthian’s chairman of the board. “Among other strengths, he has an excellent reputation for leading innovative marketing campaigns focused on underserved segments of the market. Many of these same markets are served by Corinthian’s schools. We welcome Bob to our board and look forward to his contributions.”

Lee earned an MBA degree from the University of California Berkeley and a bachelor’s degree in electrical engineering from the University of Southern California.

Lee currently serves as a director on the boards of Blue Shield of California, Broadvision, Inc., Netopia, Inc. and Web.com, Inc. He also serves on several community boards, including Committee of 100, Asian Pacific Fund and Youth Tennis Advantage.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 95 schools in 26 states in the U.S. and 32 schools in the seven provinces of Canada. Our mission is to prepare students for careers in demand or for advancement in their chosen field. We offer diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, transportation technology and maintenance, criminal justice, business, information technology, and construction trades.